WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARIES						Exhibit A-2
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2001
(Millions)	Wisconsin
	Public	WPS	WPS			Consolidated
	Service	Leasing,	Investments,	Eliminations		Statement
	Corporation	Inc.	LLC	Debit	Credit	of Income

Operating revenues
Electric utility revenues	610.7	-	-	-	-	610.7
Gas utility revenues	321.6	-	-	-	-	321.6
Other nonutility	-	1.5	-	1.5	-	0.0
Total operating revenues	932.3	1.5	-	1.5	-	932.3

Operating expenses
Electric production fuels	123.8	-	-	0.5	1.5	122.8
Purchased power	90.0	-	-	-	-	90.0
Gas purchased for resale	230.2	-	-	-	-	230.2
Other operating expenses	192.5	-	-	-	-	192.5
Maintenance	69.7	-	-	-	-	69.7
Depreciation and decommissioning	72.6	0.5	-	-	0.5	72.6
Taxes other than income	31.4	-	-	-	-	31.4
Total operating expenses	810.2	0.5	-	0.5	2.0	809.2

Operating income	122.1	1.0	-	2.0	2.0	123.1

Other income and (deductions)
Allowance for equity funds used during construction	1.9	-	-	-	-	1.9
Other, net	33.7	-	7.1	6.2	0.1	34.7
Total other income and (deductions)	35.6	-	7.1	6.2	0.1	36.6

Income before interest expense	157.7	1.0	7.1	8.2	2.1	159.7

Interest expense
Interest on long-term debt	23.0	1.1	-	-	-	24.1
Other interest	9.2	-	-	-	-	9.2
Allowance for borrowed funds used during construction	(2.1)	-	-	-	-	(2.1)
Total interest expense	30.1	1.1	-	-	-	31.2

Income before income taxes	127.6	(0.1)	7.1	8.2	2.1	128.5
Minority interest	-	-	-	0.9	-	(0.9)
Income taxes	43.9	-	-	-	-	43.9

Net income before preferred dividend	83.7	(0.1)	7.1	9.1	2.1	83.7
Preferred stock dividends of subsidiary	3.1	-	-	-	-	3.1
Earnings on common stock	80.6	(0.1)	7.1	9.1	2.1	80.6

WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARIES						Exhibit A-2
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
AS OF DECEMBER 31, 2001
(Millions)	Wisconsin
	Public	WPS	WPS			Consolidated
	Service	Leasing,	Investments,	Eliminations		Statement of
	Corporation	Inc.	LLC	Debit	Credit	Retained Earnings

Retained earnings (1/1/01)	229.3	(0.7)	-	-	0.7	229.3
Net income before preferred stock dividends	83.7	(0.1)	7.1	7.1	0.1	83.7
	313.0	(0.8)	7.1	7.1	0.8	313.0
Dividends declared
Dividends on preferred stock	3.1	-	-	-	-	3.1
Dividends to parent	59.5	-	3.6	-	3.6	59.5
Retained earnings (12/31/01)	250.4	(0.8)	3.5	7.1	4.4	250.4